EXHIBIT 99.1

Investor Contact: Hayden Communications, Inc. Jeff Stanlis, VP of Communications (602) 476-1821 jeff@haydenir.com

Press Release

For Immediate Release

Vincent W. Renz Joins NewCardio as President

Industry Leader with Strong Clinical Research Relationships and Proven Track Record in Driving Growth Organizations to Lead Commercialization

SANTA CLARA, CA. (August 18, 2008) – PR Newswire – NewCardio, Inc., (OTC BB: NWCI) a cardiac diagnostic and services company, today announced that Vincent W. Renz has joined NewCardio as its president. Mr. Renz will oversee the Company’s commercialization effort, to include business development, client services, software development, and quality assurance. In addition, he will play a key role in developing strategic partnerships and alliances. Mr. Renz will report directly to Branislav Vajdic, Ph.D., who continues as the Company’s Chief Executive Officer.

Mr. Renz has more than 26 years of experience in the information technology industry, specifically in the development and commercialization of technology products and services. He joins NewCardio from ClinPhone, the world’s leading Clinical Technology Organization recently acquired by PAREXEL International Corporation, a leading global biopharmaceutical services organization. At ClinPhone, Mr. Renz served as Chief Operating Officer. Previously, he worked for eResearch Technology, Inc. as the Executive Vice President and Chief Technology Officer and played a key role in building eResearch Technology’s clinical technology business. Mr. Renz was also instrumental in developing the global business development and client services infrastructure to support the company’s rapid growth and profitability. Mr. Renz earned an M.B.A. in Management Information Systems from Indiana University and a B.B.A. in Finance from the University of Notre Dame.

Dr. Vajdic commented, "With the validation of QTinno™, our lead product, essentially complete, this announcement marks the first step in our aggressive commercialization effort. Adding an industry leader like Vinnie to our team is a win for NewCardio, its employees, customers and shareholders. He brings proven skills in the life Sciences, health care and information technology industries, with particular expertise in business development, partnership formation and support of innovative software-based technologies. He adds deep understanding of the clinical trials industry, product development life cycle, and the proven ability to create business development and customer service teams. This expertise should prove invaluable as we strive to add clinical and diagnostic value to the hundreds of millions of ECGs performed every year in health care settings, clinical trials and life screening settings.”

Mr. Renz added, “It is clear to me that NewCardio’s three-dimensional software platform has the potential to become a game changing technology with many applications targeting large, rapidly growing, underserved markets. As an example the Company’s initial product, QTinno™, promises much-needed automation to replace a costly, labor-intensive process in cardiac safety assessment in clinical research; particularly in large scale thorough QT studies that are required for all compounds prior to FDA submission. I believe QTinno™ will be quickly embraced by drug sponsors who are looking to accelerate clinical trials and cut costs, while ensuring regulatory compliance. I also believe contract research organizations looking to expand their product and service offerings in order to increase margins and compete more effectively for market share will embrace the product, as well. Government regulators are also looking for processes which provide more precise, predictable and rapid data, as evidenced by the FDA’s participation in the Cardiac Safety Research Consortium. Beyond this lead product, the technology has the potential to advance the diagnostic capability of the traditional electrocardiogram (ECG) to address a broader range of cardiac care to include patient monitoring, emergency room diagnosis, and life screening diagnosis by providing automated, high quality, assessment data and predictive markers generated through the company’s proprietary technology that generates three-dimensional models for visual review.  It’s an exciting time to join NewCardio, and I look forward to leading the commercialization of this exciting technology platform.”

About NewCardio, Inc.

NewCardio is a cardiac diagnostic and services company focused on the development of a proprietary platform technology to provide higher accuracy to, and increase the value of, the standard 12-lead electrocardiogram (ECG). NewCardio’s development-stage software and hardware products and services are intended to improve the diagnosis and monitoring of cardiovascular disease (CVD), as well as cardiac safety assessment of drugs under development. NewCardio’s three-dimensional ECG platform is designed to reduce the time and expense involved in assessing cardiac status while increasing the ability to diagnose clinically significant conditions which were previously difficult to detect. For more information, visit www.newcardio.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based on currently available information and assumptions made by management. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including the potential risks and uncertainties set forth in Item 1A of our Annual Report on Form 10-K/A (No. 1) for the year ended December 31, 2007 and relate to our business plan, our business strategy, development of our proprietary technology platform and our products, timing of such development, timing and results of clinical trials, level and timing of FDA regulatory clearance or review, market acceptance of our products, protection of our intellectual property, implementation of our strategic, operating and people initiatives, benefits to be derived from personnel and directors, ability to commercialize our products, our assumptions regarding cash flow from operations and cash on-hand, the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure, implementation of marketing programs, our key agreements and strategic alliances, our ability to obtain additional capital as, and when, needed, and on acceptable terms and general economic conditions specific to our industry, any of which could impact sales, costs and expenses and/or planned strategies and timing. We assume no obligation to, and do not currently intend to, update these forward-looking statements.

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